UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Soliciting Material Pursuant to §240.14a-12

Neuberger Berman High Yield Strategies Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 26, 2019

Stockholders of Neuberger Berman High Yield Strategies Fund Inc. (NYSE American: NHS)

LESS THAN ONE WEEK BEFORE THE ANNUAL STOCKHOLDER MEETING!
PLEASE VOTE NOW TO PREVENT SABA FROM DESTROYING YOUR FUND

Dear Stockholder:

There is less than one week before Neuberger Berman High Yield Strategies Fund Inc.’s (the “Fund” or “NHS”) Annual Stockholder Meeting, which is scheduled for October 3rd.

If you have not already done so, please take a few minutes today to vote your shares on the WHITE proxy card “FOR” the Fund’s incumbent Director nominees and “AGAINST” Saba’s1 dissident stockholder proposals.

WE URGE YOU NOT TO VOTE USING ANY GOLD PROXY CARD SENT TO YOU BY SABA. PLEASE VOTE USING ONLY THE FUND’S WHITE PROXY CARD. ONLY YOUR LATEST DATED PROXY CARD SUBMISSION WILL COUNT.

Do NOT let Saba and its campaign of misleading stockholder communications disrupt your Fund’s outstanding performance.

The Fund has outperformed the Morningstar U.S. Closed-end High Yield Fund Category (“Morningstar Category”) average total return over numerous periods of time, based on both net asset value and market price, for the rolling 1-, 3-, 5- and 10-year periods from the Fund’s inception through the most recent calendar quarter-end, June 30, 2019.2

AVERAGE TOTAL RETURN AND EXCESS RETURN OVER MORNINGSTAR CATEGORY SINCE INCEPTION[3]	AVERAGE TOTAL RETURN AND EXCESS RETURN OVER MORNINGSTAR CATEGORY SINCE INCEPTION[3]

Furthermore, the Fund has generated excellent year-to-date performance through August 31, 2019, with positive returns of 29.10% based on market price, outperforming the Morningstar Category average total return of 16.51% over the same period.2

[1]	Saba Capital Management, L.P. and certain entities it manages, including Saba Capital Master Fund, Ltd., which submitted the stockholder director nominations and the stockholder proposals, are herein collectively referred to as “Saba.”
[2]	Source: Morningstar.
[3]	Source: Morningstar. Represents average total return based on month-end returns since the Fund’s inception on July 28, 2003.

As you prepare to vote, please consider that Saba has:

1.	Introduced a proposal to terminate the Fund’s investment management agreement with Neuberger Berman Investment Advisers LLC (“NBIA”), which would leave the Fund “orphaned” without an investment adviser, would disrupt the Fund’s investment activities and leave it exposed to substantial risk and expense. The Fund would have no day-to-day portfolio management for potentially an extended period of time and termination of the management agreement would also likely lead to the loss of necessary administrative functions that NBIA and its personnel provide to the Fund;
2.	Introduced a proposal that pressures your Fund to conduct an unlimited tender offer, and then to potentially cancel that tender offer and instead open-end or liquidate the Fund, which would require another proxy solicitation and could significantly drain your Fund’s assets and could even lead to the liquidation of your Fund and create a potential tax liability for you; and
3.	Nominated three dissident candidates, including two nominees who have NO closed-end fund board experience and one nominee who could not even serve a full year before having to retire due to the Fund’s retirement policy, for election to your Fund’s Board, replacing your Fund’s three experienced and independent incumbent nominees.

PLEASE PROTECT YOUR INVESTMENT AND VOTE TODAY!

As previously communicated to you, Institutional Shareholder Services, Inc. and Glass, Lewis & Co., two leading independent proxy advisory firms, recommend that stockholders vote “FOR” all of the Fund’s incumbent Director nominees and “AGAINST” Saba’s stockholder proposals on the enclosed WHITE proxy card.

PLEASE DO NOT SEND BACK SABA’S GOLD PROXY CARD, even to withhold votes on Saba’s nominees, as this may cancel your prior vote for your Fund’s nominees. If you have already returned Saba’s gold proxy card, you can still support your Board and the Fund by returning the enclosed WHITE proxy card. Only your latest dated proxy card submission will count.

If you have any questions, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Telephone: 212.297.0720 | Toll-Free: 888.785.6668 | Email: info@okapipartners.com

Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104-0001

U0292 09/19 ©2019 Neuberger Berman Group LLC. All rights reserved.	www.nb.com

Protect your investment by voting TODAY!!

Use one of the easy ways to vote below:

Vote by Phone 1-800-454-8683	Vote by Web www.proxyvote.com

You’ll need your Control Number, which can be found on the Voting Instruction Form in the box next to the arrow, as shown in the example below:

ANY QUESTIONS? Please see the Stockholder Voting Guide on the reverse side!

Stockholder Voting Guide

How do I vote?
Use the easy-to-follow instructions on the reverse side of this voting guide.

What if I vote more than once?
ONLY your latest-dated vote will be counted, and it will override your previous votes.

Any questions?
Please call our proxy solicitor, Okapi Partners LLC Toll free: 1-855-305-0857 (from the U.S. or Canada) or +1-212-297-0720 (from other locations)
Email: info@okapipartners.com

Dear Neuberger Berman High Yield Strategies Fund Stockholder:

You have elected to receive communications regarding your investments. Today we are writing to you regarding the Neuberger Berman High Yield Strategies Fund Inc.

Neuberger Berman and the Fund’s Board of Directors are encouraging all stockholders to vote the White proxy card in support of your Fund. Protect your investment and vote today!

Click to view stockholder materials
[https://www.okapivote.com/nhs/]

If you have any questions, or need assistance in voting on the White proxy card, please feel free to call us at (855) 305-0857 or email us at info@okapipartners.com.

If you are receiving this message in error or wish to be removed from subsequent emails, please click unsubscribe below and we will gladly remove you from our list.

Thank you.

Okapi Partners LLC